Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES RECONVENED ANNUAL MEETING
SCHEDULED FOR NOVEMBER 20, 2014

Board to Commence Search for New Directors

New York, NY – October 29, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) announced today that its 2014 annual meeting of stockholders will be reconvened at 9:30 am New York time on November 20, 2014 at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.  The Company intends to solicit proxies for the election of John Binion, the Company’s nominee as a Class II director to be elected at the reconvened Annual Meeting.  Rand’s stockholders are urged to carefully read the supplemental proxy material to be filed with the Securities and Exchange Commission when it becomes available because such material will contain important information with respect to the election of a Class II director at the reconvened annual meeting.

On October 15, 2014, one of the Company’s nominees for election as a Class II director, Jonathan R. Evans, notified the Company that he had determined not to stand for election as a Class II director due to health reasons.  Accordingly, the October 22, 2014 reconvened Annual Meeting was further adjourned to November 20, 2014.

Mr. Evans was nominated for election as a Class II director under the terms of a Settlement Agreement between the Company and JWEST, LLC pursuant to which the proxy contest with JWEST was terminated.  In light of Mr. Evans’ withdrawal, Rand’s Corporate Governance/Nominating Committee has undertaken a search to identify an appropriate candidate as a second Class II director.  Pending such search, the Company will hold its 2014 Annual Meeting with only one Class II director nominee, John Binion.  The additional Class II director, as well as a seventh independent director as contemplated by the Settlement Agreement with JWEST, LLC, will be appointed to the Board upon conclusion of searches for appropriate candidates by Rand’s Corporate Governance/Nominating Committee.

In order to facilitate the foregoing, Jonathan Brodie, one of our current Class II directors, will resign from the Board immediately prior to the reconvened Annual Meeting, and the number of directors constituting the Board will thereupon be reduced from six to five.  The Board anticipates increasing the size of the Board at such time(s) as an additional Class II director and additional independent director are appointed as discussed above.

Laurence Levy, Executive Chairman of Rand stated, “Jonathan Brodie has been a board member since 2006, and has been a valued thought partner in achieving our current market position.  His work on the compensation and audit committees has been invaluable and his strategic insight in helping to set the direction of our business has been greatly appreciated.  We will miss his active participation and his contributions to our board.”

About Rand Logistics, Inc.

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2014.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450		Cameron Associates Alison Ziegler (212) 554-5469 alison@cameronassoc.com